WARNING: THE EDGAR SYSTEM ENCOUNTERED ERROR(S) WHILE PROCESSING THIS SCHEDULE.



 PROSPECTUS
                                                                     May 1, 2001
T. ROWE PRICE


Personal Strategy Balanced Portfolio


A fund seeking capital growth and current income from stocks and bonds.
 The Securities and Exchange Commission has not approved or disapproved these securities or passed upon the adequacy of this prospectus. Any representation to the contrary is a criminal offense.

T. Rowe Price Equity Series, Inc.     T. Rowe Price Personal Strategy Balanced
Portfolio
Prospectus

May 1, 2001



              ABOUT THE FUND
1
              Objective, Strategy, Risks, and Expenses    1

              -----------------------------------------------
              Other Information About the Fund            3

              -----------------------------------------------
              Some Basics of


              Investing
              -----------------------------------------------


              ABOUT YOUR
2              ACCOUNT
              Pricing Shares and Receiving                5
              Sale Proceeds
              -----------------------------------------------
              Rights Reserved by the Fund                 6
              s
              -----------------------------------------------
              Dividends and
              Other                                       7
              Distributions
              -----------------------------------------------


              MORE ABOUT THE FUND
3
              Organization and Management                 8

              -----------------------------------------------
              Understanding Performance Information      10

              -----------------------------------------------
              Investment Policies and Practices          10

              -----------------------------------------------
              Financial Highlights                       18

              -----------------------------------------------




 Founded in 1937 by the late Thomas Rowe Price, Jr., T. Rowe Price Associates,
Inc., and its affiliates managed $166.7 billion for more than eight million individual and institutional investor accounts as of December 31, 2000.
Mutual fund shares are not deposits or obligations of, or guaranteed by, any depository institution. Shares are not insured by the FDIC, Federal Reserve, or any other government agency, and are subject to investment risks, including possible loss of the principal amount invested.

 ABOUT THE FUND
                                        1
 OBJECTIVE, STRATEGY, RISKS, AND EXPENSES
 -------------------------------------------------------------------------------
     The fund should be used as an investment option for variable annuity and variable life insurance contracts.


 What is the fund's objective?

     The fund's objective is to seek the highest total return over time consistent with an emphasis on both capital appreciation and income.


 What is the fund's principal investment strategy?


     The fund pursues its objective by investing in a diversified portfolio typically consisting of approximately 60% stocks, 30% bonds, and 10% money market securities. Under normal conditions, allocations for the fund can vary by 10% above or below these ranges, based on the fund manager's outlook for the economy and the financial markets. The fund will invest at least 25% of total assets in senior fixed-income securities.

     When deciding upon asset allocations, the manager may favor fixed income securities if the economy is expected to slow sufficiently to hurt corporate profit growth. The opposite may be true when strong economic growth is expected. When selecting particular stocks to purchase, the manager will examine relative values and prospects among growth- and value-oriented stocks, domestic and international stocks, and small- to large-cap stocks. Domestic stocks are drawn from the overall U.S. market while international equities are selected primarily from large companies in developed countries. This process draws heavily upon T. Rowe Price's proprietary stock research expertise.


     Much the same security selection process applies to bonds. For example, when deciding on whether to adjust allocations to high-yield (junk) bonds, the manager will weigh such factors as the outlook for the economy and corporate earnings and the yield advantage lower-rated bonds offer over investment-grade bonds. Bonds are primarily investment grade (top four credit ratings) and are chosen from across the entire government, corporate, and mortgage-backed bond market. Maturities will reflect the manager's outlook for interest rates.

     We may also invest in other securities, including futures and options, in keeping with the fund's objective.

     Securities may be sold for a variety of reasons, such as to effect a change in asset allocation, secure a gain, limit a loss, or redeploy assets into more promising opportunities.


 What are the main risks of investing in the fund?


     The fund's program of investing in stocks, bonds, and money market securities exposes it to a variety of risks. Each of these is proportional to the percentage of assets the fund has in these securities. The risks include:


   . Risks of stock investing Stock prices can fall because of weakness in the broad market, a particular industry, or specific holdings. The market as a whole can decline for many reasons, including adverse political or economic developments here or abroad, changes in investor psychology, or heavy institutional selling. The prospects for an industry or company may deteriorate because of a variety of factors, including disappointing earnings or changes in the competitive environment. In addition, our assessment of companies held in the fund may



T. ROWE PRICE                                               2

     prove incorrect, resulting in losses or poor performance even in a rising market. Finally, a fund's investment approach could fall out of favor with the investing public, resulting in lagging performance versus other types of funds.

   . Risks of bond investing Bonds have two main sources of risk. Interest rate risk is the decline in bond prices that usually accompanies a rise in interest rates. Longer-maturity bonds typically suffer greater declines than those with shorter maturities. Mortgage securities can react somewhat differently than regular bonds to interest rate changes. Falling rates can cause losses of principal due to increased mortgage prepayments. Rising rates can lead to decreased prepayments and greater volatility. Credit risk is the chance that any fund holding could have its credit downgraded, or that a bond issuer will default (fail to make timely payments of interest or principal), potentially reducing the fund's income level and share price.

     While the fund expects to invest primarily in investment-grade bonds, it may also hold high-yield (junk) bonds, including those with the lowest rating. Investment-grade bonds are those rated from the highest (AAA) to medium (BBB) quality, and high-yield bonds are rated BB and lower. The latter are speculative since their issuers are more vulnerable to financial setbacks and recession than more creditworthy companies, but BBB rated bonds may have speculative elements as well. High-yield bond issuers include small companies lacking the history or capital to merit investment-grade status, former blue chip companies downgraded because of financial problems, and firms with heavy debt loads.

   . Risks of foreign securities To the extent the fund invests in foreign stocks and bonds, it is also subject to the special risks associated with such investments whether denominated in U.S. dollars or foreign currencies.
     These risks include potentially adverse political and economic developments overseas, greater volatility, less liquidity, and the possibility that foreign currencies will decline against the dollar, lowering the value of securities denominated in those currencies.

   . Derivatives risk To the extent the fund uses futures and options, it is exposed to additional volatility and potential losses.

     As with any mutual fund, there can be no guarantee the fund will achieve its objective.


     o The fund's share price may decline, so when you sell your shares, you may lose money.


 How can I tell if the fund is appropriate for me?

     Consider your investment goals, your time horizon for achieving them, and your tolerance for risk. Generally, the fund is intended for those seeking a middle-of-the-road approach that emphasizes stocks for their higher capital appreciation potential but retains a significant income component to temper principal volatility.

     If you are investing for principal safety and liquidity, you should consider a money market fund.


     o The fund should not represent your complete investment program or be used for short-term trading purposes.



                                                           3

 How has the fund performed in the past?

     The bar chart showing calendar year returns and the average annual total return table indicate risk by illustrating how much returns can differ from one year to the next and over time. Fund past performance is no guarantee of future returns.

     The fund can also experience short-term performance swings, as shown by the best and worst calendar quarter returns during the years depicted in the chart.

               Calendar Year Total Returns
          "95"   "96"   "97"   "98"   "99"  "00"
 ------------------------------------------------------
          28.66  14.21  18.04  14.32  8.41  5.41
 ------------------------------------------------------



          Quarter ended              Total return

 Best quarter                           12/31/98 11.21%

 Worst quarter                           9/30/98 -6.43%



 Table 1  Average Annual Total Returns
                                               Periods ended
                                             December 31, 2000
                                                              Since inception
                                  1 year        5 years         (12/30/94)
 ------------------------------
  Personal Strategy Balanced
  Portfolio                        5.41%        11.99%            14.60%

  Merrill Lynch-Wilshire          -5.31         12.74             15.17
  Capital Market Index
 ------------------------------------------------------------------------------





 These figures include changes in principal value, reinvested dividends, and capital gain distributions, if any. Figures do not reflect fees at the insurance product or contract level and if those fees were included returns would be lower.


 OTHER INFORMATION ABOUT THE FUND

 -------------------------------------------------------------------------------

 What are the fund's potential rewards?


     The fund offers a way to balance the potential capital appreciation of common stocks with the income and relative stability of bonds over the long term. It should be less volatile than an all-stock fund. The fund's broad diversification means that you are not putting all your eggs in one basket.
     While there is no guarantee, spreading investments across several types of assets could reduce the fund's overall volatility, since prices of stocks and bonds may respond differently to changes in economic conditions and interest rate levels. A rise in bond prices, for example, could help offset a fall in stock prices. Money market securities should have a stabilizing influence. In addition, the steady income provided by bonds and money market securities contributes positively to total return, cushioning the impact of any price declines or enhancing price increases.




T. ROWE PRICE                                               4

 How does the portfolio manager try to reduce risk?

     Consistent with the fund's objective, the portfolio manager uses various tools to try to reduce risk and increase total return, including:

   . Diversification of assets to reduce the impact of a single holding or sector on the fund's net asset value.

   . Thorough research of stocks, bonds, and other securities by our analysts to find the most favorable investment opportunities.

   . Gradual shifts in stock, bond, and money market allocations to take advantage of market opportunities and changing economic conditions.


     o We regularly review the asset allocation and may make gradual changes, within allowed ranges, based on our outlook for the economy, interest rates, and financial markets. The fund will not attempt to time short-term market swings.


 Why include foreign securities?

     The fund may invest up to 35% of its total assets in foreign stocks and bonds, which offer advantages but also increase risk. The potential advantages are extra diversification and enhanced returns. Since foreign stock and bond markets may move independently from U.S. securities, they could reduce the fund's short-term price fluctuations while offering a way to participate in markets that may generate attractive returns. However, if U.S. and foreign markets move in the same direction, the positive or negative effect on the fund's share price could be magnified.


     o For a discussion of the effects of currency exchange rate fluctuations and other special risks of foreign investing, please see Investment
      Policies and Practices.


 How is a bond's price affected by changes in interest rates?


     When interest rates rise, a bond's price usually falls, and vice versa. In general, the longer a bond's maturity, the greater the price increase or decrease in response to a given change in rates, as shown in Table 2.



 Table 2  How Interest Rates May Affect Bond Prices
                                         Price of a $1,000 bond face value if interest rates:
  Bond maturity   Coupon                         Increase                                  Decrease
                                   1 point                     2 points             1 point       2 points

  1 year          5.36%              $990                        $981                $1,010        $1,020
  5 years         4.97                957                         917                 1,045         1,092
  10 years        5.11                926                         859                 1,081         1,171
  30 years        5.46                868                         762                 1,165         1,371
 ------------------------------------------------------------------------------------------------------------------





 Coupons reflect yields on Treasury securities as of December 31, 2000. The table may not be as representative of price changes for mortgage-backed securities because of prepayments. This is an illustration and does not represent expected yields or share price changes of any T. Rowe Price fund.



 Is there other information I can review before making a decision?

     Investment Policies and Practices in Section 3 discusses various types of portfolio securities the fund may purchase as well as types of management practices the fund may use.


 ABOUT YOUR ACCOUNT

                                        2
 PRICING SHARES AND RECEIVING SALE PROCEEDS
 -------------------------------------------------------------------------------

     Here are some procedures you should know when investing in the fund. For instructions on how to purchase and redeem shares of the fund, read the insurance contract prospectus.


     Shares of the fund are designed to be offered to insurance company separate accounts established for the purpose of funding variable annuity contracts.
     They may also be offered to insurance company separate accounts established for the purpose of funding variable life contracts. Variable annuity and variable life contract holders or participants are not the shareholders of the fund. Rather, the separate account of the insurance company is the shareholder. The variable annuity and variable life contracts are described in separate prospectuses issued by the insurance companies. The fund assumes no responsibility for such prospectuses, or variable annuity or variable life contracts.


     Shares of the fund are sold and redeemed without the imposition of any sales commission or redemption charge. However, certain other charges may apply to annuity or life contracts. Those charges are disclosed in the insurance contract prospectus.

     Your ability to exchange from this fund to any other one that serves as an investment option under your insurance contract is governed by the terms of that contract and the insurance contract prospectus.



 How and when shares are priced


     The share price (also called "net asset value" or NAV per share) for a fund is calculated at the close of the New York Stock Exchange, normally 4 p.m.
     ET, each day the New York Stock Exchange is open for business. To calculate the NAV, the fund's assets are valued and totaled, liabilities are subtracted, and the balance, called net assets, is divided by the number of shares outstanding. Current market values are used to price fund shares.



 How your purchase, sale, or exchange price is determined

     Purchases
     The insurance companies purchase shares of the fund for their separate accounts, using premiums allocated by the contract holders or participants.
     Shares are purchased at the NAV next determined after the insurance company receives the premium payment in acceptable form. Initial and subsequent payments allocated to the fund are subject to the limits stated in the separate account prospectus issued by the insurance company.

     Redemptions
     The insurance companies redeem shares of the fund to make benefit or surrender payments under the terms of its contracts. Redemptions are processed on any day on which the New York Stock Exchange is open and are priced at the fund's NAV next determined after the insurance company receives a surrender request in acceptable form.

     Note: The time at which transactions and shares are priced and the time until which orders are accepted may be changed in case of an emergency or if the New York Stock Exchange closes at a time other than 4 p.m. ET.



T. ROWE PRICE                                               6

 How you can receive the proceeds from a sale


     Payment for redeemed shares will be made promptly, but in no event later than seven days after receipt of your redemption order. However, the right of redemption may be suspended or the date of payment postponed in accordance with the Investment Company Act of 1940 ("1940 Act"). The amount received upon redemption of the shares of the fund may be more or less than the amount paid for the shares, depending on the fluctuations in the market value of the assets owned by the fund.



 Excessive Trading


     o T. Rowe Price may bar excessive traders from purchasing shares.

     Frequent trades involving your account or accounts controlled by you can disrupt management of the fund and raise its expenses. To deter such activity, the fund has adopted an excessive trading policy. If you violate our excessive trading policy, you may be barred indefinitely and without further notice from further purchases of T. Rowe Price funds. Our excessive trading policy applies to contract holders and participants notwithstanding any provisions in your insurance contract:


     You can make one purchase and one sale involving the same fund within any 120-day period. If you exceed this limit or you hold fund shares for less than 60 calendar days, you are in violation of our excessive trading policy. Systematic purchases and redemptions are exempt from this policy.

     The terms of your insurance contract may also restrict your ability to trade between the investment options available under your contract.




 RIGHTS RESERVED BY THE FUNDS
 -------------------------------------------------------------------------------

     T. Rowe Price funds and their agents reserve the following rights: (1) to waive or lower investment minimums; (2) to refuse any purchase or exchange order; (3) to cancel or rescind any purchase or exchange order (including, but not limited to, orders deemed to result in excessive trading, market timing, fraud, or 5% ownership by individual contract holders or participants) upon notice to the contract holder or participant within five business days of the trade or if the written confirmation has not been received by the contract holder or participant, whichever is sooner; (4) to freeze any account and suspend account services when notice has been received of a dispute between the registered or beneficial account owners or there is reason to believe a fraudulent transaction may occur; (5) to otherwise modify the conditions of purchase and any services at any time;
     or (6) to act on instructions believed to be genuine. These actions will be taken when, in the sole discretion of management, they are deemed to be in the best interest of the fund.

     In an effort to protect T. Rowe Price funds from the possible adverse effects of a substantial redemption in a large account, as a matter of general policy, no contract holder or participant or group of contract holders or participants controlled by the same person or group of persons will knowingly be permitted to purchase in excess of 5% of the outstanding shares of the fund, except upon approval of the fund's management.




                                                           7

 DIVIDENDS AND OTHER DISTRIBUTIONS
 -------------------------------------------------------------------------------

     For a discussion of the tax status of your variable annuity contract, please refer to the insurance contract prospectus.



 Dividends and Other Distributions


     The policy of the fund is to distribute all of its net investment income and net capital gains each year to its shareholders, which are the separate accounts established by the various insurance companies in connection with their issuance of variable annuity and variable life contracts. Dividends from net investment income are declared and paid quarterly. All fund distributions made to a separate account will be reinvested automatically in additional fund shares, unless a shareholder (separate account) elects to receive distributions in cash. Under current law, dividends and distributions made by the fund to separate accounts generally are not taxable to the separate accounts, the insurance company, or the contract holder, provided that the separate account meets the diversification requirements of Section 817(h) of the Internal Revenue Code of 1986, as amended, and other tax-related requirements are satisfied. The fund intends to diversify its investments in the manner required under Code Section
     817(h).



 Foreign Transactions

     If the fund pays nonrefundable taxes to foreign governments during the year, the taxes will reduce fund dividends.

 MORE ABOUT THE FUND
                                        3
 ORGANIZATION AND MANAGEMENT
 -------------------------------------------------------------------------------

 How is the fund organized?


     The T. Rowe Price Equity Series, Inc. (the "corporation") was incorporated in Maryland in 1994. Currently, the corporation consists of seven series, each representing a separate class of shares having different objectives and investment policies. The seven series and the years in which they were established are as follows: Equity Income Portfolio, New America Growth
     Portfolio, Personal Strategy Balanced Portfolio, 1994; Mid-Cap Growth
     Portfolio, 1996; and Blue Chip Growth Portfolio, Equity Index 500
     Portfolio, Health Sciences Portfolio, 2000. The other six portfolios are described in separate prospectuses.


     While the fund is managed in a manner similar to that of the T. Rowe Price
     Personal Strategy Balanced Fund, investors should be aware that the fund is not the same fund and will not have the same performance. Investments made by the fund at any given time may not be the same as those made by the T.
     Rowe Price Personal Strategy Balanced Fund. Different performance will result due to factors such as differences in the cash flows into and out of the fund, different fees and expenses, and differences in portfolio size and positions.


     o Shareholders benefit from T. Rowe Price's 64 years of investment management experience.



 What is meant by "shares"?

     Contract holders and participants indirectly (through the insurance company separate account) purchase shares when they put money in a fund offered as an investment option in their insurance contracts. These shares are part of a fund's authorized capital stock, but share certificates are not issued.

     Each share and fractional share entitles the shareholder (the insurance company separate account) to cast one vote per share on certain fund matters, including the election of fund directors, changes in fundamental policies, or approval of changes in the fund's management contract.

     The shares of the fund have equal voting rights. The various insurance companies own the outstanding shares of the fund in their separate accounts. These separate accounts are registered under the 1940 Act or are excluded from registration thereunder. Under current law, the insurance companies must vote the shares held in registered separate accounts in accordance with voting instructions received from variable contract holders or participants having the right to give such instructions.


 Do T. Rowe Price funds have annual shareholder meetings?


     The funds are not required to hold annual meetings and, to avoid unnecessary costs to fund shareholders, do not do so except when certain matters, such as a change in fundamental policies, must be decided. In addition, shareholders representing at least 10% of all eligible votes may call a special meeting, if they wish, for the purpose of voting on the removal of any fund director or trustee. If a meeting is held and you cannot attend, you can vote by proxy. Before the meeting, the insurance company will send you the fund's proxy materials that explain the issues to be decided and include instructions on voting.




                                                           9

 Who runs the fund?

     General Oversight

     The corporation is governed by a Board of Directors that meets regularly to review fund investments, performance, expenses, and other business affairs.
     The Board elects the corporation's officers. The policy of the corporation is that a majority of Board members are independent of T. Rowe Price
     Associates, Inc. (T. Rowe Price).



     o All decisions regarding the purchase and sale of fund investments are made by T. Rowe Price - specifically by the fund's portfolio managers.

     Portfolio Management
     The fund's investments are guided by two committees. An Asset Allocation
     Committee meets regularly to determine the asset allocation of the fund among stocks, bonds, and money market securities. Committee members include
     M. David Testa, Chairman, Stephen W. Boesel, John H. Laporte, Edmund M.
     Notzon, William T. Reynolds, and Brian C. Rogers. The Asset Allocation
     Committee has been acting in this role for T. Rowe Price since 1990, and its members bring a wide range of investment experience to this task.


     Day-to-day responsibility for managing the fund's investments lies with an Investment Advisory Committee with the following members: Edmund M. Notzon,
     Chairman, Stephen W. Boesel, John H. Laporte, Christine Munoz, Donald J.
     Peters, Larry J. Puglia, William T. Reynolds, Brian C. Rogers, M. David
     Testa, and Richard T. Whitney. The committee chairman works with the committee in developing and executing the fund's investment program. Mr.
     Notzon has been managing investments for T. Rowe Price since 1989 and has been chairman of the fund's Investment Advisory Committee since 1998.

     The Management Fee
     The fund pays T. Rowe Price an annual all-inclusive fee that includes investment management services and ordinary, recurring operating expenses, but does not cover interest, taxes, brokerage, nonrecurring and extraordinary items or fees and expenses for the fund's independent directors. The fee is based on fund average daily net assets and is calculated and accrued daily. The fee for the fund for the most recent fiscal year was 0.90%.


     From time to time, T. Rowe Price may pay eligible insurance companies for services they provide to the fund for contract holders. These payments range from 0.15% to 0.25% of the average annual total assets invested by the separate accounts of the insurance company in the fund.

     Variable Annuity and Variable Life Charges
     Variable annuity and variable life fees and charges imposed on contract holders and participants by the insurance companies are in addition to those described previously and are described in the variable annuity and variable life contract prospectuses.

     Variable Annuity and Variable Life Conflicts
     The fund may serve as an investment medium for both variable annuity contracts and variable life insurance policies. Shares of the fund may be offered to separate accounts established by any number of insurance companies. The fund currently does not foresee any disadvantages to variable annuity contract owners due to the fact that the fund may serve as an investment medium for both variable life insurance policies and annuity contracts; however, due to differences in tax treatment or other considerations, it is theoretically possible that the interests of owners of annuity contracts and insurance policies for which the fund serves as an investment medium might at some time be in conflict. However, the fund's
     Board of Directors is required



T. ROWE PRICE                                               10

     to monitor events to identify any material conflicts between variable annuity contract owners and variable life policy owners, and will determine what action, if any, should be taken in the event of such a conflict. If such a conflict were to occur, an insurance company participating in the fund might be required to redeem the investment of one or more of its separate accounts from the fund. This might force the fund to sell securities at disadvantageous prices.



 UNDERSTANDING PERFORMANCE INFORMATION
 -------------------------------------------------------------------------------
     This section should help you understand the terms used to describe fund performance. You may see these terms used in shareholder reports you receive from your insurance company.


 Total Return

     This tells you how much an investment has changed in value over a given time period. It reflects any net increase or decrease in the share price and assumes that all dividends and capital gains (if any) paid during the period were reinvested in additional shares. Therefore, total return numbers include the effect of compounding.

     Advertisements may include cumulative or average annual total return figures, which may be compared with various indices, other performance measures, or other mutual funds.


 Cumulative Total Return

     This is the actual return of an investment for a specified period. A cumulative return does not indicate how much the value of the investment may have fluctuated during the period. For example, an investment could have a 10-year positive cumulative return despite experiencing some negative years during that time.


 Average Annual Total Return

     This is always hypothetical and should not be confused with actual year-by-year results. It smooths out all the variations in annual performance to tell you what constant year-by-year return would have produced the investment's actual cumulative return. This gives you an idea of an investment's annual contribution to your portfolio, provided you held it for the entire period.

     Total returns quoted for the fund include the effect of deducting the fund's expenses, but may not include charges and expenses attributable to any particular insurance product. Since you can only purchase shares of the fund through an insurance product, you should carefully review the prospectus of the insurance product you have chosen for information on relevant charges and expenses. Excluding these charges from quotations of the fund's performance has the effect of increasing the performance quoted.



 INVESTMENT POLICIES AND PRACTICES
 -------------------------------------------------------------------------------

     This section takes a detailed look at some of the types of fund securities and the various kinds of investment practices that may be used in day-to-day portfolio management. Fund investments are subject to further restrictions and risks described in the Statement of Additional
     Information.




                                                           11

     Shareholder approval is required to substantively change fund objectives and certain investment restrictions noted in the following section as "fundamental policies." The managers also follow certain "operating policies" which can be changed without shareholder approval. However, significant changes are discussed with shareholders in fund reports. Fund investment restrictions and policies are adhered to at the time of investment. A later change in circumstances will not require the sale of an investment if it was proper at the time it was made.

     Fund holdings of certain kinds of investments cannot exceed maximum percentages of total assets, which are set forth in this prospectus. For instance, fund investments in hybrid instruments are limited to 10% of total assets. While these restrictions provide a useful level of detail about fund investments, investors should not view them as an accurate gauge of the potential risk of such investments. For example, in a given period, a 5% investment in hybrid instruments could have significantly more of an impact on a fund's share price than its weighting in the portfolio. The net effect of a particular investment depends on its volatility and the size of its overall return in relation to the performance of all other fund investments.

     Changes in fund holdings, fund performance, and the contribution of various investments are discussed in the shareholder reports sent to you by your insurance company.


     o Fund managers have considerable leeway in choosing investment strategies and selecting securities they believe will help achieve fund objectives.


 Types of Portfolio Securities


     In seeking to meet its investment objective, the fund may invest in any type of security or instrument (including certain potentially high-risk derivatives described in this section) whose investment characteristics are consistent with its investment program. The following pages describe various types of fund securities and investment management practices.


     Fundamental policy The fund will not purchase a security if, as a result, with respect to 75% of its total assets, more than 5% of its total assets would be invested in securities of a single issuer, or if more than 10% of the voting securities of the issuer would be held by the fund.


     Bonds

     A bond is an interest-bearing security - an IOU - issued by companies or governmental units. The issuer has a contractual obligation to pay interest at a stated rate on specific dates and to repay principal (the bond's face value) on a specified date. An issuer may have the right to redeem or "call" a bond before maturity, and the investor may have to reinvest the proceeds at lower market rates.


     A bond's annual interest income, set by its coupon rate, is usually fixed for the life of the bond. Its yield (income as a percent of current price) will fluctuate to reflect changes in interest rate levels. A bond's price usually rises when interest rates fall, and vice versa, so its yield stays consistent with current market conditions.


     Bonds may be unsecured (backed by the issuer's general creditworthiness only) or secured (also backed by specified collateral).

     Certain bonds have interest rates that are adjusted periodically. These interest rate adjustments tend to minimize fluctuations in the bonds' principal values. The maturity of those securities may be shortened under certain specified conditions.



T. ROWE PRICE                                               12

     Bonds may be designated as senior or subordinated obligations. Senior obligations generally have the first claim on a corporation's earnings and assets and, in the event of liquidation, are paid before subordinated debt.


     Operating policy At least 25% of the fund's total assets must be senior fixed-income securities.


     Common and Preferred Stocks
     Stocks represent shares of ownership in a company. Generally, preferred stock has a specified dividend and ranks after bonds and before common stocks in its claim on income for dividend payments and on assets should the company be liquidated. After other claims are satisfied, common stockholders participate in company profits on a pro-rata basis; profits may be paid out in dividends or reinvested in the company to help it grow.
     Increases and decreases in earnings are usually reflected in a company's stock price, so common stocks generally have the greatest appreciation and depreciation potential of all corporate securities. While most preferred stocks pay a dividend, preferred stock may be purchased where the issuer has omitted, or is in danger of omitting, payment of its dividend. Such investments would be made primarily for their capital appreciation potential.

     Convertible Securities and Warrants

     Investments may be made in debt or preferred equity securities convertible into, or exchangeable for, equity securities. Traditionally, convertible securities have paid dividends or interest at rates higher than common stocks but lower than nonconvertible securities. They generally participate in the appreciation or depreciation of the underlying stock into which they are convertible, but to a lesser degree. In recent years, convertibles have been developed which combine higher or lower current income with options and other features. Warrants are options to buy a stated number of shares of common stock at a specified price anytime during the life of the warrants (generally, two or more years). Warrants can be highly volatile, have no voting rights, and pay no dividends.


     Foreign Securities

     Investments may be made in foreign securities. These include nondollar-denominated securities traded outside of the U.S. and dollar-denominated securities of foreign issuers traded in the U.S. (such as ADRs). Such investments increase a portfolio's diversification and may enhance return, but they also involve some special risks, such as exposure to potentially adverse local, political, and economic developments;
     nationalization and exchange controls; potentially lower liquidity and higher volatility; possible problems arising from accounting, disclosure, settlement, and regulatory practices that differ from U.S. standards; and the chance that fluctuations in foreign exchange rates will decrease the investment's value (favorable changes can increase its value). These risks are heightened for investments in developing countries, and there is no limit on the amount of fund foreign investments that may be made in such countries.


     Operating policy Fund investments in foreign securities are limited to 35% of total assets.

     Asset-Backed Securities
     An underlying pool of assets, such as credit card or automobile trade receivables or corporate loans or bonds, backs these bonds and provides the interest and principal payments to investors. On occasion, the pool of assets may also include a swap obligation, which is used to change the cash flows on the underlying assets. As an example, a swap may be used to allow floating rate assets to back a fixed rate obligation. Credit quality depends primarily on the quality of the underlying assets, the level of credit support, if any, provided by the issuer, and



                                                           13

     the credit quality of the swap counterparty, if any. The underlying assets
     (i.e., loans) are sometimes subject to prepayments, which can shorten the security's weighted average life and may lower its return. The value of these securities also may change because of actual or perceived changes in the creditworthiness of the originator, the servicing agent, the financial institution providing the credit support, or the swap counterparty. There is no limit on fund investments in these securities.

     Mortgage-Backed Securities
     The fund may invest in a variety of mortgage-backed securities. Mortgage lenders pool individual home mortgages with similar characteristics to back a certificate or bond, which is sold to investors such as the fund.
     Interest and principal payments generated by the underlying mortgages are passed through to the investors. The "big three" issuers are the Government
     National Mortgage Association (GNMA), the Federal National Mortgage
     Association (Fannie Mae), and the Federal Home Loan Mortgage Corporation
     (Freddie Mac). GNMA certificates are backed by the full faith and credit of the U.S. government, while others, such as Fannie Mae and Freddie Mac certificates, are only supported by the ability to borrow from the U.S.
     Treasury or supported only by the credit of the agency. Private mortgage bankers and other institutions also issue mortgage-backed securities.

     Mortgage-backed securities are subject to scheduled and unscheduled principal payments as homeowners pay down or prepay their mortgages. As these payments are received, they must be reinvested when interest rates may be higher or lower than on the original mortgage security. Therefore, these securities are not an effective means of locking in long-term interest rates. In addition, when interest rates fall, the pace of mortgage prepayments picks up. These refinanced mortgages are paid off at face value
     (par), causing a loss for any investor who may have purchased the security at a price above par. In such an environment, this risk limits the potential price appreciation of these securities and can negatively affect the fund's net asset value. When rates rise, the prices of mortgage-backed securities can be expected to decline, although historically these securities have experienced smaller price declines than comparable quality bonds. In addition, when rates rise and prepayments slow, the effective duration of mortgage-backed securities extends, resulting in increased volatility.


     Additional mortgage-backed securities in which the fund may invest include:


   . Collateralized Mortgage Obligations (CMOs) CMOs are debt securities that are fully collateralized by a portfolio of mortgages or mortgage-backed securities. All interest and principal payments from the underlying mortgages are passed through to the CMOs in such a way as to create some classes with more stable average lives than the underlying mortgages and other classes with more volatile average lives. CMO classes may pay fixed or variable rates of interest, and certain classes have priority over others with respect to the receipt of prepayments.

   . Stripped Mortgage Securities Stripped mortgage securities (a type of potentially high-risk derivative) are created by separating the interest and principal payments generated by a pool of mortgage-backed securities or a CMO to create additional classes of securities. Generally, one class receives only interest payments (IOs), and another receives principal payments (POs). Unlike with other mortgage-backed securities and POs, the value of IOs tends to move in the same direction as interest rates. The fund can use IOs as a hedge against falling prepayment rates (interest rates are rising) and/or a bear market environment. POs can be used as a hedge against rising prepayment rates (interest rates are falling) and/or a bull market environment.



T. ROWE PRICE                                               14

     IOs and POs are acutely sensitive to interest rate changes and to the rate of principal prepayments.


     A rapid or unexpected increase in prepayments can severely depress the price of IOs, while a rapid or unexpected decrease in prepayments could have the same effect on POs. Of course, under the opposite conditions these securities may appreciate in value. These securities can be very volatile in price and may have lower liquidity than most other mortgage-backed securities. Certain non-stripped CMO classes may also exhibit these qualities, especially those that pay variable rates of interest that adjust inversely with, and more rapidly than, short-term interest rates. In addition, if interest rates rise rapidly and prepayment rates slow more than expected, certain CMO classes, in addition to losing value, can exhibit characteristics of longer-term securities and become more volatile.
     There is no guarantee that fund investments in CMOs, IOs, or POs will be successful, and fund total return could be adversely affected as a result.


     Operating policy Fund investments in stripped mortgage securities are limited to 10% of total assets.


     High-Yield, High-Risk Bonds

     The total return and yield of lower-quality (high-yield, high-risk) bonds, commonly referred to as "junk," can be expected to fluctuate more than the total return and yield of higher-quality bonds. Junk bonds (those rated below BBB or in default) are regarded as predominantly speculative with respect to the issuer's continuing ability to meet principal and interest payments. Successful investment in lower-medium- and low-quality bonds involves greater investment risk and is highly dependent on T. Rowe Price's credit analysis. A real or perceived economic downturn or higher interest rates could cause a decline in high-yield bond prices by lessening the ability of issuers to make principal and interest payments. These bonds are often thinly traded and can be more difficult to sell and value accurately than high-quality bonds. Because objective pricing data may be less available, judgment may play a greater role in the valuation process. In addition, the entire junk bond market can experience sudden and sharp price swings due to a variety of factors, including changes in economic forecasts, stock market activity, large or sustained sales by major investors, a high-profile default, or just a change in the market's psychology. This type of volatility is usually associated more with stocks than bonds, but junk bond investors should be prepared for it.

     Operating policy Fund investments in below-investment-grade bonds are limited to 20% of total assets.

     Hybrid Instruments
     These instruments (a type of potentially high-risk derivative) can combine the characteristics of securities, futures, and options. For example, the principal amount or interest rate of a hybrid could be tied (positively or negatively) to the price of some commodity, currency, or securities index or another interest rate (each a "benchmark"). Hybrids can be used as an efficient means of pursuing a variety of investment goals, including currency hedging, duration management, and increased total return. Hybrids may or may not bear interest or pay dividends. The value of a hybrid or its interest rate may be a multiple of a benchmark and, as a result, may be leveraged and move (up or down) more steeply and rapidly than the benchmark. These benchmarks may be sensitive to economic and political events, such as commodity shortages and currency devaluations, which cannot be readily foreseen by the purchaser of a hybrid. Under certain conditions, the redemption value of a hybrid could be zero. Thus, an



                                                           15

     investment in a hybrid may entail significant market risks that are not associated with a similar investment in a traditional, U.S.
     dollar-denominated bond that has a fixed principal amount and pays a fixed rate or floating rate of interest. The purchase of hybrids also exposes the fund to the credit risk of the issuer of the hybrid. These risks may cause significant fluctuations in the net asset values of the fund.


     o Hybrids can have volatile prices and limited liquidity, and their use may not be successful.

     Operating policy Fund investments in hybrid instruments are limited to 10% of total assets.

     Zero Coupon Bonds and Pay-in-Kind Bonds
     A zero coupon bond does not make cash interest payments during the life of the bond. Instead, it is sold at a deep discount to face value, and the interest consists of the gradual appreciation in price as the bond approaches maturity. "Zeros" can be an attractive financing method for issuers with near-term cash-flow problems. Pay-in-kind (PIK) bonds pay interest in cash or additional securities, at the issuer's option, for a specified period. Like zeros, they may help a corporation economize on cash. PIK prices reflect the market value of the underlying debt plus any accrued interest. Zeros and PIKS can be higher- or lower-quality debt, and both are more volatile than coupon bonds.

     The fund is required to distribute to shareholders income imputed to any zero or PIK investments. Such distributions could reduce the fund's reserve position.

     Operating policy Fund investments in zero coupon and pay-in-kind bonds are limited to 10% of total assets.

     Private Placements
     These securities are sold directly to a small number of investors, usually institutions. Unlike public offerings, such securities are not registered with the SEC. Although certain of these securities may be readily sold, for example, under Rule 144A, others may be illiquid, and their sale may involve substantial delays and additional costs.

     Operating policy Fund investments in illiquid securities are limited to 15% of net assets.


 Types of Investment Management Practices

     Reserve Position

     A certain portion of fund assets will be held in money market reserves.
     Fund reserve positions are expected to consist primarily of shares of one or more T. Rowe Price internal money market funds. Short-term, high-quality
     U.S. and foreign dollar-denominated money market securities, including repurchase agreements, may also be held. For temporary, defensive purposes, there is no limit on fund investments in money market reserves. The effect of taking such a position is that the fund may not achieve its investment objective. The reserve position provides flexibility in meeting redemptions, paying expenses, and in the timing of new investments and can serve as a short-term defense during periods of unusual market volatility.


     Borrowing Money and Transferring Assets
     Fund borrowings may be made from banks and other T. Rowe Price funds for temporary emergency purposes to facilitate redemption requests, or for other purposes consistent with fund policies as set forth in this prospectus. Such borrowings may be collateralized with fund assets, subject to restrictions.

     Fundamental policy Borrowings may not exceed 33/1//\\/3/\\% of total fund assets.



T. ROWE PRICE                                               16

     Operating policy Fund transfers of portfolio securities as collateral will not be made except as necessary in connection with permissible borrowings or investments, and then such transfers may not exceed 33/1//\\/3/\\% of fund total assets. Fund purchases of additional securities will not be made when borrowings exceed 5% of total assets.

     Futures and Options
     Futures (a type of potentially high-risk derivative) are often used to manage or hedge risk because they enable the investor to buy or sell an asset in the future at an agreed-upon price. Options (another type of potentially high-risk derivative) give the investor the right (where the investor purchases the option), or the obligation (where the investor writes (sells) the option), to buy or sell an asset at a predetermined price in the future. Futures and options contracts may be bought or sold for any number of reasons, including: to manage fund exposure to changes in securities prices and foreign currencies; as an efficient means of adjusting fund overall exposure to certain markets; in an effort to enhance income; as a cash management tool; and to protect the value of portfolio securities. Call and put options may be purchased or sold on securities, financial indices, and foreign currencies.

     Futures contracts and options may not always be successful hedges; their prices can be highly volatile; using them could lower fund total return;
     and the potential loss from the use of futures can exceed a fund's initial investment in such contracts.

     Operating policies Futures: Initial margin deposits and premiums on options used for nonhedging purposes will not exceed 5% of fund net asset value. Options on securities: The total market value of securities against which call or put options are written may not exceed 25% of fund total assets. No more than 5% of fund total assets will be committed to premiums when purchasing call or put options.

     Interest Rate Transactions
     The fund may enter into various interest rate transactions (a type of potentially high-risk derivative investment) such as interest rate swaps and the purchase or sale of interest rate caps, collars, and floors, to preserve a return or spread on a particular investment or portion of its portfolio, to create synthetic securities, or to structure transactions designed for other purposes.

     Operating policies Fund investments in interest rate transactions will not exceed 10% of total assets.


     Exchange Traded Funds (ETFs)
     These are a type of index fund bought and sold on a securities exchange. An
     ETF trades like common stock and represents a fixed portfolio of securities designed to track a particular market index. The fund could purchase an ETF to temporarily gain exposure to a portion of the U.S. or a foreign market while awaiting purchase of underlying securities. The risks of owning an ETF generally reflect the risks of owning the underlying securities they are designed to track, although lack of liquidity in an ETF could result in it being more volatile and ETFs have management fees which increase their costs.


     Managing Foreign Currency Risk

     Investors in foreign securities may "hedge" their exposure to potentially unfavorable currency changes by purchasing a contract to exchange one currency for another on some future date at a specified exchange rate. In certain circumstances, a "proxy currency" may be substituted for the currency in which the investment is denominated, a strategy known as "proxy hedging."




                                                           17

     Foreign currency transactions, if used, would be designed primarily to protect a fund's foreign securities from adverse currency movements relative to the dollar. Such transactions involve the risk that anticipated currency movements will not occur, and fund total return could be reduced.
     There are certain markets, including many emerging markets, where it is not possible to engage in effective foreign currency hedging.

     Lending of Portfolio Securities

     Fund securities may be lent to broker-dealers, other institutions, or other persons to earn additional income. The principal risk is the potential insolvency of the broker-dealer or other borrower. In this event, a fund could experience delays in recovering its securities and capital losses.


     Fundamental policy  The value of loaned securities may not exceed
     33/1//\\/3/\\% of total fund assets.

     When-Issued Securities and Forward Commitment Contracts
     The fund may purchase securities on a when-issued or delayed delivery basis or may purchase or sell securities on a forward commitment basis. There is no limit on the fund investments in these securities. The price of these securities is fixed at the time of the commitment to buy, but delivery and payment can take place a month or more later. During the interim period, the market value of the securities can fluctuate, and no interest accrues to the purchaser. At the time of delivery, the value of the securities may be more or less than the purchase or sale price. To the extent the fund remains fully or almost fully invested (in securities with a remaining maturity of more than one year) at the same time it purchases these securities, there will be greater fluctuations in the fund net asset value than if the fund did not purchase them.

     Portfolio Turnover

     The fund will not generally trade in securities for short-term profits, but, when circumstances warrant, securities may be purchased and sold without regard to the length of time held. A high turnover rate may increase transaction costs, result in additional capital gain distributions, and reduce the fund's performance. The fund's portfolio turnover rates are shown in the Financial Highlights table.


     Credit-Quality Considerations

     The credit quality of most bond issues is evaluated by rating agencies such as Moody's and Standard & Poor's on the basis of the issuer's ability to meet all required interest and principal payments. The highest ratings are assigned to issuers perceived to be the best credit risks. T. Rowe Price research analysts also evaluate all fund holdings, including those rated by outside agencies. Other things being equal, lower-rated bonds have higher yields due to greater risk. High-yield bonds, also called "junk" bonds, are those rated below BBB.


     Table 3 shows the rating scale used by the major rating agencies. T. Rowe
     Price considers publicly available ratings but emphasizes its own credit analysis when selecting investments.



T. ROWE PRICE                                               18



 Table 3  Ratings of Corporate Debt Securities
                                              Moody's                  Standard
                                              Investors                & Poor's     Fitch
                                              Service, Inc.            Corporation  IBCA, Inc.           Definition

                                              -------------------------------------------------------------------------------------
-
  Long Term                                   Aaa                      AAA          AAA                  Highest quality
                                              -------------------------------------------------------------------------------------
-
                                              Aa                       AA           AA                   High quality
                                              -------------------------------------------------------------------------------------
-
                                              A                        A            A                    Upper medium grade
                                              -------------------------------------------------------------------------------------
-
                                              Baa                      BBB          BBB                  Medium grade
                                              -------------------------------------------------------------------------------------
-
                                              Ba                       BB           BB                   Speculative
                                              -------------------------------------------------------------------------------------
-
                                              B                        B            B                    Highly speculative
                                              -------------------------------------------------------------------------------------
-
                                              Caa                      CCC, CC      CCC, CC              Vulnerable to default
                                              -------------------------------------------------------------------------------------
-
                                              Ca                       C            C                    Default is imminent
                                              -------------------------------------------------------------------------------------
-
                                              C                        D            DDD, DD, D           Probably in default
                                              Moody's                               S&P                              Fitch
  Commercial                                  P-1   Superior quality                A-1+  Extremely strong quality   F-1+  Exceptio
n
  Paper                                                                             A-1   Strong quality             F-1   strong
                                                                                                                           quality
                                                                                                                           Very
                                                                                                                           strong
                                                                                                                           quality
                                              -------------------------------------------------------------------------------------
-
                                              P-2   Strong quality                  A-2   Satisfactory quality       F-2   Good
                                                                                                                           credit
                                                                                                                           quality
                                              -------------------------------------------------------------------------------------
-
                                              P-3   Acceptable quality              A-3   Adequate quality           F-3   Fair
                                                                                    B     Speculative quality        F-5   credit
                                                                                    C     Doubtful quality                 quality
                                                                                                                           Weak
                                                                                                                           credit
                                                                                                                           quality
 ----------------------------------------------------------------------------------------------------------------------------------
-






 FINANCIAL HIGHLIGHTS
 -------------------------------------------------------------------------------

     Table 4, which provides information about the fund's financial history, is based on a single share outstanding throughout the periods shown. The table is part of the fund's financial statements, which are included in its annual report and are incorporated by reference into the Statement of Additional Information (available upon request). The total returns in the table represent the rate that an investor would have earned or lost on an investment in the fund (assuming reinvestment of all dividends and distributions and no payment of account or (if applicable) redemption fees). The financial statements in the annual report were audited by the fund's independent accountants, PricewaterhouseCoopers LLP.




                                                           19


 Table 4  Financial Highlights
                                        Year ended December 31
                           1996       1997       1998       1999       2000
 ------------------------------------------------------------------------------------

  Net asset value,
  beginning of period    $ 12.43    $ 13.44    $ 15.13    $ 16.16    $  16.00
  Income From Investment Operations
  Net investment income     0.41       0.46       0.47       0.49        0.49
                         -------------------------------------------------------
  Net gains or losses
  on securities (both
  realized and              1.32       1.93       1.65       0.80        0.35
  unrealized)
                         -------------------------------------------------------
  Total from investment
  operations                1.73       2.39       2.12       1.29        0.84
  Less Distributions
  Dividends (from net      (0.41)     (0.46)     (0.48)     (0.49)      (0.48)
  investment income)
                         -------------------------------------------------------
  Distributions (from      (0.31)     (0.24)     (0.61)     (0.96)      (0.82)
  capital gains)
                         -------------------------------------------------------
  Returns of capital          --         --         --         --          --
                         -------------------------------------------------------
  Total distributions      (0.72)     (0.70)     (1.09)     (1.45)      (1.30)
                         -------------------------------------------------------
  Net asset value,       $ 13.44    $ 15.13    $ 16.16    $ 16.00    $  15.54
  end of period
                         -------------------------------------------------------
  Total return             14.21%     18.04%     14.32%      8.41%       5.41%
  Ratios/Supplemental Data
  Net assets, end of
  period                 $33,263    $63,005    $79,475    $85,259    $109,713
  (in thousands)
                         -------------------------------------------------------
  Ratio of expenses to      0.90%      0.90%      0.90%      0.90%       0.90%
  average net assets
                         -------------------------------------------------------
  Ratio of net income
  to                        3.33%      3.37%      3.04%      3.03%       3.08%
  average net assets
                         -------------------------------------------------------
  Portfolio turnover        51.7%      32.8%      47.6%      51.3%       55.4%
  rate
 ------------------------------------------------------------------------------------







A fund Statement of Additional Information has been filed with the Securities and Exchange Commission and is incorporated by reference into this prospectus.
Further information about fund investments, including a review of market conditions and the manager's recent strategies and their impact on performance, is available in the annual and semiannual shareholder reports. To obtain a free copy of a fund report or Statement of Additional Information, or for inquiries, contact your insurance company.

Fund information and Statements of Additional Information are also available from the Public Reference Room of the Securities and Exchange Commission.
Information on the operation of the Public Reference Room may be obtained by calling the SEC at 1-202-942-8090. Fund reports and other fund information are available on the EDGAR Database on the SEC's Internet site at http://www.sec.gov. Copies of this information may be obtained, after paying a duplicating fee, by electronic request at publicinfo@sec.gov, or by writing the Public Reference Room, Washington D.C. 20549-0102.
                                                    1940 Act File No.: 811-07143
                                                                          5/1/01

